EXHIBIT 12


                     STATEMENT OF COMPUTATION OF
                  RATIO OF EARNINGS TO FIXED CHARGES
                  ----------------------------------

                                                                For The Year Ended December 31,
                                                                 -------------------------------

                                             1997             1996             1995             1994           1993
                                             ----             ----             ----             ----           ----
                                                                (In thousands, except ratio data)
Earnings available to fixed charges:
  Income before income taxes               $480,799         $424,634         $370,785         $329,292      $275,556
Fixed charges -
  Interest expense                           73,621           56,989           49,812           29,970        19,062
  Portion of rent determined
    to be interest (1)                       16,633           14,855           12,634           10,494         8,580
  Minority interest in income
    of subsidiary trust                       1,458

  Eliminate equity in earnings               (5,831)          (6,364)          (5,993)          (5,661)       (3,811)
                                           --------         --------         --------         --------       --------
                                           $566,680         $490,114         $427,238         $364,095       $299,387
                                           ========         ========         ========         ========       ========
Fixed charges:
  Interest expense                         $ 73,621         $  56,989        $  49,812        $  29,970      $ 19,062
  Portion of rent determined
    to be interest (1)                       16,633            14,855           12,634           10,494         8,580
  Minority interest in income
    of subsidiary trust                       1,458                                                              -
                                           --------         ---------        ---------        ---------      ---------
                                           $ 91,712         $  71,844        $  62,446        $  40,464      $  27,642
                                           ========         =========        =========        =========      =========
Ratio of earnings to
  fixed charges                                6.18              6.82             6.84             9.00          10.83
                                           ========         =========        =========        =========      =========

(1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.